Exhibit 99.1

Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports Fourth Quarter and 2005 Earnings

Easton, Maryland (02/07/2006)- Shore Bancshares, Inc. (NASDAQ - SHBI) reported fourth quarter earnings of $3.1 million or $0.56 per diluted share, an increase of 43.6% over the $2.1 million or $0.39 per diluted share for the fourth quarter of 2004. Net income for the year ended December 31, 2005 was $12.9 million or $2.32 per diluted share, representing a 26.1% increase over the $10.2 million or $1.84 per diluted share earned during 2004.

“This has been a very good year for our Company, as we reported substantial increases in net income for both the final quarter and the full twelve months,” said W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc. “There was good growth in our local economy and loan demand remained strong throughout 2005. The net interest margin at year-end was solid at 4.69%, up from 4.1% at the end of 2004. Our efficiency ratio (GAAP-based) was 54.13% at year-end, a 5% improvement over the prior year. These factors enabled us to continue to expand our core community banking business and we believe we are well-positioned for 2006.”

“Our Board is confident in the ongoing strength of our markets, as well as our ability to sustain the momentum we have developed via healthy organic growth,” said Vermilye. “We are the leading independent community banking organization headquartered on the Del-Mar-Va Peninsula. As we manage the organization for growth and profitability to further build the franchise, we also intend to focus on efforts aimed at improving shareholder value during the coming year.”

The Company’s return on average assets for the year ended December 31, 2005 was 1.51%, compared to 1.32% for the year ended December 31, 2004. The return on average stockholders’ equity was 13.20% for the year ended December 31, 2005, compared to 11.17% for the prior year.

Return on average assets was 1.48% for the fourth quarter of 2005, compared to 1.10% for the fourth quarter of 2004. Return on Average stockholders’ equity was 12.48% for the fourth quarter of 2005, compared to 9.29% for the fourth quarter of 2004.

At December 31, 2005, total assets were $851.6 million, total deposits were $705 million, and total stockholders’ equity was $101.4 million. The increase in total assets of 7.7% since December 31, 2004 was related primarily to loan growth. Loans increased 5.4% during 2005 totaling $627.5 million at December 31, 2005. Deposit growth was the primary funding source for asset growth during the year, although the Company utilized federal home loan bank borrowings during the fourth quarter of 2005 to fund asset growth in excess of deposit growth.

The provision for credit losses for the three- and twelve-month periods ended December 31, 2005 was $230,000 and $810,000, respectively, compared to $561,000 and $931,000, respectively, for the same periods in 2004. Net charge-offs were $266,000 and $725,000 for the years ended December 31, 2005 and 2004, respectively. Management believes that the provision for credit losses and the resulting allowance are adequate at December 31, 2005.

Financial Results for the Fourth Quarter

Net interest income for the fourth quarter of 2005 was $9.4 million, which represents an increase of 16.7 % over the $8.1 million earned during the same period last year. Higher loan yields resulted in an increase in the net interest margin from 4.09% in 2004 to 4.41% in 2005. The market for deposits remained competitive throughout the fourth quarter resulting in higher rates paid for interest bearing deposits.

Noninterest income for the fourth quarter of 2005 increased $761,000 when compared to the fourth quarter of 2004. In 2004, the Company recorded an impairment loss of $658,000 related to certain securities held in the investment portfolio. Excluding the impairment loss, noninterest income for the fourth quarter of 2005 increased $103,000 over the income for the fourth quarter of 2004 as a result of increased service charges on deposit accounts.

Noninterest expense for the fourth quarter of 2005 increased $616,000 when compared to the fourth quarter of 2004. The increase is primarily the result of increased salaries and benefits costs of $482,000. Salary and benefit increases are the result of higher incentive compensation cost and increased staffing for a new branch and trust operations that began in July 2005. Other operating cost increases totaling $133,000 were related to overall growth of the Company.

Financial Results for the Year

Net interest income for the year ended December 31, 2005 totaled $35.5 million, an increase of 21.2% or $6.2 million when compared to the same period of last year. The increases in net interest income resulted from increases in the volume of and yield on earning assets.

Interest expense for the year ended December 31, 2005 increased $2.9 million or 32.1% when compared to the year ended December 31, 2004. The increases are attributable to both an increase in the volume of interest bearing deposits when compared to the same period last year and an increase in the rate paid for interest bearing deposits. The overall rate paid for interest bearing deposits was 1.94% and 1.55% for the years ended December 31, 2005 and 2004, respectively.

The Company’s net interest margin was 4.69% for the year ended December 31, 2005, compared to 4.1% for the same period in 2004. The Company increased its volume of earning assets to $763.2 million during the year ended December 31, 2005, compared to $722.5 million for 2004. The average yield on earning assets for 2005 was 6.25%, compared to 5.35% for 2004.

Noninterest income was $11.5 million for the year ended December 31, 2005, compared to $10.2 million for the year ended December 31, 2004, an increase of $1.3 million or 12.5%. Excluding the effect of an impairment loss of $658,000 on certain equity securities in 2004, noninterest income increased $617,000. An increase in service charges on deposit accounts of $408,000 was the primary reason for the increase.

Noninterest expenses totaled $25.4 million for 2005, compared to $22.5 for 2004, an increase of $2.9 million or 12.9%. The primary component of the increase is a $2 million increase in salaries and benefits resulting from increased staffing costs for new branches opened in 2004 and 2005, the full year effect of Felton Bank, which was acquired on April 1, 2004, general increases associated with growth of the Company and incentive compensation paid during the year. Other noninterest expenses, including occupancy and equipment expense and data processing have increased due to the overall growth of the Company.

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Exhibit 99.1 to the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2004.

For further information contact: W. Moorhead Vermilye, President and CEO

Shore Bancshares, Inc. Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended			Year Ended
	December 31,			December 31,
	2005	2004	% Change	2005	2004	% Change
PROFITABILITY FOR THE PERIOD:
Net interest income	$9,413	$8,068	16.7%	$35,485	$29,281	21.2%
Provision for loan and lease losses	230	561	-59.0%	810	931	-13.0%
Noninterest income	2,740	1,979	38.5%	11,498	10,223	12.5%
Noninterest expense	6,667	6,051	10.2%	25,431	22,534	12.9%
Income before income taxes	5,256	3,435	53.0%	20,742	16,039	29.3%
Net income	$3,138	$2,147	46.2%	$12,888	$10,198	26.4%

Return on average assets	1.48%	1.10%	35.0%	1.51%	1.32%	18.9%
Return on average equity	12.48%	9.29%	34.4%	13.20%	11.17%	18.1%
Net interest margin	4.41%	4.09%	7.8%	4.69%	4.10%	14.1%
Efficiency ratio - GAAP based	54.86%	60.23%	-8.9%	54.13%	57.04%	-5.1%

PER SHARE DATA:
Basic net income	$0.57	$0.39	46.2%	$2.33	$1.86	25.3%
Diluted net income	$0.56	$0.39	43.6%	$2.32	$1.84	26.1%
Dividends declared	$0.21	$0.18	16.7%	$0.80	$0.72	11.1%
Book Value	$18.26	$16.86	8.3%	$18.26	$16.86	8.3%
Tangible book value	$15.76	$14.29	10.3%	$15.76	$14.29	10.3%
Average fully diluted shares	5,575,462	5,561,261	0.3%	5,561,756	5,530,158	0.6%

AT PERIOD-END:
Assets	$851,638	$790,598	7.7%	$851,638	$790,598	7.7%
Deposits	$704,958	$658,672	7.0%	$704,958	$658,672	7.0%
Loans and leases	$627,463	$595,458	5.4%	$627,463	$595,458	5.4%
Securities	$121,070	$119,096	1.7%	$121,070	$119,096	1.7%
Stockholders' equity	$101,448	$92,976	9.1%	$101,448	$92,976	9.1%

CAPITAL AND CREDIT QUALITY RATIOS:
Average equity to average assets	11.86%	11.81%		11.86%	11.79%
Allowance for loan and lease losses to loans and leases	0.83%	0.79%		0.83%	0.79%
Nonperforming assets to total assets	0.13%	0.24%		0.13%	0.24%
Annualized net (charge-offs) recoveries to average loans	0.02%	(0.19)%		(0.04)%	(0.13)%

Shore Bancshares, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	December 31,
	2005	2004
ASSETS
Cash and due from banks	$28,990	$22,051
Federal funds sold	25,401	20,539
Interest-bearing deposits with banks	13,068	961
Investments available-for-sale (at fair value)	106,160	103,434
Investments held-to-maturity	14,911	15,662

Total loans and leases	627,463	595,458
Less: allowance for loan and lease losses	(5,236)	(4,692)
Net loans and leases	622,227	590,766

Premises and equipment, net	15,187	13,070
Accrued interest receivable	3,897	3,275
Goodwill	11,939	11,939
Other intangible assets, net	1,906	2,242
Other assets	7,952	6,659

Total assets	$851,638	$790,598

LIABILITIES
Noninterest-bearing deposits	$113,244	$102,672
Interest-bearing deposits	591,714	556,000
Total deposits	704,958	658,672

Short-term borrowings	35,848	27,106
Other long-term borrowings	4,000	5,000
Accrued interest payable and other liabilities	5,384	6,844
Total liabilities	750,190	697,622

STOCKHOLDER'S EQUITY
Common stock -- par value $.01; shares authorized 35,000,000; shares issued and outstanding (2005) 5,556,985, (2004) 5,515,198	56	55
Additional paid in capital	29,013	28,017
Retained earnings	73,642	65,182
Accumulated other comprehensive income	(1,263)	(278)
Total stockholder's equity	101,448	92,976

Total liabilities and stockholder's equity	$851,638	$790,598

Shore Bancshares, Inc.
Consolidated Statements of Income
(Dollars in thousand, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Interest Income:
Interest and fees on loans and leases	$11,275	$9,215	$41,848	$33,034
Interest on deposits with banks	91	1	111	46
Interest and dividends on securities:
Taxable	1,002	974	3,790	4,354
Exempt from federal income taxes	142	152	577	602
Interest on federal funds sold	341	73	1,058	255

Total interest income	12,851	10,415	47,384	38,291

Interest expense:
Interest on deposits	3,176	2,205	11,103	8,542
Interest on short-term borrowings	221	79	692	215
Interest on long-term borrowings	41	63	104	253

Total interest expense	3,438	2,347	11,899	9,010

Net interest income	9,413	8,068	35,485	29,281
Provision for loan and lease losses	230	561	810	931
Net interest income after provision for loan and lease losses	9,183	7,507	34,675	28,350

Noninterest income:
Securities gains (losses)	(54)	42	4	41
Recognized loss on impairment of securities	0	(658)	0	(658)
Service charges on deposit accounts	801	659	2,878	2,470
Insurance agency commissions	1,390	1,398	6,384	6,383
Other income	603	538	2,232	1,987
Total noninterest income	2,740	1,979	11,498	10,223

Noninterest expenses:
Salaries and employee benefits	4,075	3,593	15,755	13,760
Occupancy expense of premises	394	381	1,542	1,448
Equipment expenses	272	288	1,110	979
Data processing	363	322	1,414	1,310
Directors' fees	153	135	590	553
Amortization of intangible assets	84	84	337	306
Other expenses	1,326	1,248	4,683	4,178

Total noninterest expense	6,667	6,051	25,431	22,534

Income before income taxes	5,256	3,435	20,742	16,039
Income tax expense	2,118	1,288	7,854	5,841

Net income	$3,138	$2,147	$12,888	$10,198

Basic net income per share	$0.57	$0.39	$2.33	$1.86
Diluted net income per share	$0.56	$0.39	$2.32	$1.84
Dividends declared per share	$0.21	$0.18	$0.80	$0.72